Exhibit 99.1

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

Palo Alto, CA, – May 3, 2007 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $16.3 million, or $0.31 per share, for the first quarter ended March 31, 2007, compared with a net loss of $20.1 million, or $0.38 per share, for the comparable period in 2006.

For the quarter ended March 31, 2007, total operating costs and expenses were $18.0 million, compared with $22.2 million in the 2006 first quarter. Operating expenses in the 2007 first quarter included $1.4 million in non-recurring expenses associated with Telik’s corporate restructuring implemented on February 13, 2007, and stock-based compensation expense of $1.9 million. Operating expenses were lower in the first quarter of 2007 compared with the year-ago quarter primarily as a result of reduced headcount following the restructuring, and reduced clinical trial and related expenses.

At March 31, 2007, Telik had $124.0 million in cash, cash equivalents and investments including restricted investments, compared to $141.7 million at December 31, 2006.

Telik also reviewed data presented at the recent American Association for Cancer Research (AACR) 98th annual meeting:

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Positive data were reported from a multicenter Phase 2 trial of TELCYTA in combination with carboplatin and paclitaxel in the first-line treatment of advanced non-small cell lung cancer. One-hundred twenty-nine patients were enrolled for a planned four to six cycles of triplet combination therapy, followed by optional TELCYTA maintenance therapy for those patients with ongoing clinical benefit (objective response or stable disease) at the completion of combination therapy. In the intent-to-treat population, the objective response rate was 34.1% and the overall disease stabilization rate was 77.5%. The median progression-free survival was 4.9 months and median survival was 9.6 months.

Of the 100 patients (77.5%) with objective response or stable disease, 50 patients received TELCYTA maintenance therapy and 50 patients did not receive TELCYTA maintenance therapy. The two groups were well-balanced for patient demographics, key non-small cell lung cancer disease characteristics and prognostic factors, except for ECOG performance status, which favored the non-maintenance group. Median progression-free survival in the patients receiving TELCYTA maintenance therapy was 6.9 months, compared with 4.2 months in those not receiving TELCYTA maintenance therapy (p<0.0001, HR 0.36).

Median survival in the TELCYTA maintenance group was 14.2 months compared with 8.4 months in those not receiving TELCYTA maintenance therapy (p=0.0003, HR 0.40). Outcomes were similar whether the patients had objective tumor response or stable disease.

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A series of preclinical studies focused on the cellular and molecular correlates of synergistic cancer cell growth inhibition by TELCYTA, carboplatin and paclitaxel alone and in different combinations in human lung cancer cells. These studies support the Phase 2 trial of TELCYTA in combination with carboplatin and paclitaxel reported at the AACR meeting.

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A separate series of preclinical studies evaluated the anti-angiogenic effects of TELCYTA with and without bevacizumab, demonstrating that TELCYTA can potentially be a potent inhibitor of human endothelial cell proliferation. Further, the combination of TELCYTA and bevacizumab produced significantly enhanced inhibition of endothelial cell proliferation and capillary tubule formation. These studies suggest the potential for TELCYTA use in combination with bevacizumab and other anti-angiogenic agents.

Conference Call and Webcast

Telik will conduct its quarterly conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). The conference call will be accessible via Telik’s website at www.telik.com or by telephone at 800-700-7353 or 612-332-7517. An archive of the conference call will be available on the Telik website or by telephone at 800-475-6701 or 320-365-3844, access code 872247. The archive will be available from approximately 8:30 p.m. Eastern time on May 3 through May 10, 2007.

About Telik

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company focused on discovering, developing and commercializing novel small molecule drugs to treat serious diseases. The company’s most advanced drug development candidate is TELCYTA, a tumor-activated small molecule product candidate in clinical development for the treatment of advanced ovarian cancer and non-small cell lung cancer. A second drug development candidate, TELINTRA™ (TLK199), is in clinical development in myelodysplastic syndrome. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP™, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements, including statements regarding the potential for TELCYTA or TELINTRA to treat one or more types of cancer. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, that none of

Telik’s product candidates have been determined to be safe or effective in humans or been approved for marketing, clinical trials of Telik’s product candidates may take several years to complete and may not be successful, success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful and interim results of clinical trials do not necessarily predict final results. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2006. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELCYTA, TELINTRA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue	$—	$—

Operating costs and expenses:
Research and development	12,944	17,658
General and administrative	3,652	4,509
Restructuring costs	1,389	—

Total operating costs and expenses	17,985	22,167

Loss from operations	(17,985)	(22,167)

Interest income, net	1,663	2,091

Net loss	$(16,322)	$(20,076)

Basic and diluted net loss per share	$(0.31)	$(0.38)

Weighted average shares used to calculate basic and diluted net loss per share	52,408	52,162

Selected Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2007	December 31, 2006
Cash, cash equivalents, investments and restricted investments	$123,965	$141,665

Total assets	130,521	149,214

Stockholders' equity	118,623	132,622